UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 24, 2009

AMCON DISTRIBUTING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-15589	47-0702918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7405 Irvington Road, Omaha, NE	68122
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (402) 331-3727

__________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 24, 2009, Draupnir Capital, LLC gave written notice to our Company that it is exercising its optional right of redemption with respect to all shares of our Series C Convertible Preferred Stock, par value $.01 per share, held by it. Draupnir Capital, LLC currently holds all 80,000 issued and outstanding shares of our Series C Convertible Preferred Stock.

Under the Certificate of Designations, Preferences and Rights for our Series C Convertible Preferred Stock, the redemption price payable to Draupnir Capital, LLC upon redemption of the Series C Convertible Preferred Stock is equal to the original $2,000,000 purchase price for the Series C Convertible Preferred Stock being redeemed, plus accrued and unpaid dividends through the date the redemption price is paid. The total redemption price, including accrued and unpaid dividends, was $2,019,333 and that amount was paid by our Company on February 27, 2009.

Under the Certificate of Designations, Preferences and Rights for our Series C Convertible Preferred Stock, the holder of our Series C Convertible Preferred Stock, voting separately as a single class to the exclusion of all other classes and series of our Company's capital stock, is currently entitled to elect one director to our Company's Board of Directors. Upon the redemption of our Series C Convertible Preferred Stock, this director election right will no longer apply. Jeremy W. Hobbs, the person designated by Draupnir Capital, LLC to serve on our Board of Directors, is expected to remain on our Board until such time as he resigns, is removed from office, dies or becomes disabled. His three-year term of office is scheduled to expire at the 2010 annual meeting of our stockholders.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMCON DISTRIBUTING COMPANY

By:
Andrew C. Plummer
Vice President & Chief Financial Officer

Dated: February 27, 2009

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